EXHIBIT 99

Investor Contact:	Mark E. Faford
(203) 229-2654
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS SECOND QUARTER 2003 RESULTS

Highlights:

•	Sales in the core Microelectronic Materials and Treatment Products segments increased approximately 10 percent over the prior year’s quarter.
•	Earnings from continuing operations of $0.62 before restructuring improved $0.03 per share over the prior year’s quarter.

NORWALK, Conn., July 31, 2003 – ARCH CHEMICALS, INC. (NYSE: ARJ) announced second quarter 2003 sales of $317.8 million compared to $296.2 million in 2002. Operating income was $24.9 million in 2003 compared to operating income of $25.9 million in 2002, while earnings per share from continuing operations were $0.59 for the second quarter 2003 on $13.3 million of income, compared to $0.59 income per share on earnings of $13.4 million in 2002.

Excluding restructuring, earnings from continuing operations were $0.62 per share for 2003 on $14.1 million of income, compared to $0.59 per share on income of $13.4 million in 2002. Excluding restructuring, segment operating income was $26.3 million compared to $25.9 million in 2002.

Commenting on Arch Chemicals’ second-quarter performance, Chairman, President and Chief Executive Officer Michael E. Campbell said, “While persistently high raw materials and energy prices adversely impacted Arch Chemicals and our peers, we continue to successfully capitalize on global growth opportunities in key end-use markets in our core businesses. We are particularly pleased with the strong sales of advanced new products in our Microelectronic Materials and Treatment Products segments, which continue to drive our improved performance. For example, our copper slurry CMP joint venture, Planar Solutions, achieved record sales and profitability in the second quarter, while demand for our industrial biocides used in marine antifouling paints and building products applications increased by over 65 percent from last year. In addition, our HTH Water Products business achieved strong sales and profit improvement despite the unseasonably cold and damp weather in much of the United States during May and June,” Mr. Campbell concluded.

The following compares segment sales and operating income for the second quarters of 2003 and 2002 (including equity in earnings of affiliated companies and excluding restructuring and certain unallocated expenses of the corporate headquarters):

Microelectronic Materials

Microelectronic Materials reported sales of $37.6 million and break-even operating results for 2003 compared to sales of $35.8 million and an operating loss of $2.4 million in 2002. Sales were approximately five percent higher than 2002 due to increased growth in polyimides, ancillaries and thin film products and favorable effect of foreign currency, partially offset by pricing pressure in certain ancillary product lines. Operating results improved significantly as a result of the higher sales, improved operating results of the Company’s Planar Solutions joint venture and lower legal expenses. Lower selling and administration costs, due to cost-reduction initiatives, were partially offset by the unfavorable effect of foreign exchange.

Treatment Products

Treatment Products reported sales of $232.1 million and operating income of $29.3 million compared with sales and operating income of $208.7 million and $28.6 million, respectively, in 2002.

HTH Water Products

HTH water products reported sales of $122.5 million and operating income of $18.1 million for 2003 compared to sales and operating income of $114.8 million and $15.3 million, respectively, in 2002. Sales increased approximately seven percent due to favorable foreign currency rates, higher branded chlorinated isocyanurates (Pace®) and non-branded calcium hypochlorite volumes and favorable pricing for pool maintenance products and accessories. These were partially offset by lower branded calcium hypochlorite sales due to the unseasonably cool and damp weather resulting in delayed pool openings, primarily in the northeast U.S. Operating income increased primarily due to lower advertising costs. In addition, the favorable impact of higher sales and lower manufacturing costs resulting from cost-containment initiatives were partly offset by the unfavorable impact of lower production compared to the prior year.

Personal Care and Industrial Biocides

Personal care and industrial biocides reported sales of $37.5 million and operating income of $7.1 million compared to sales and operating income of $32.0 million and $7.2 million, respectively, in 2002.

Sales were approximately 17 percent higher than 2002 due to continued strong demand for biocides used in marine antifouling paint and building products. Operating income was comparable to 2002 as the higher sales were offset by significantly higher legal expenses in the personal care product line relating to litigation where the Company is asserting claims against a former owner and several former employees of an acquired business.

Wood Protection and Industrial Coatings

Wood protection and industrial coatings reported sales of $72.1 million and operating income of $4.1 million compared to sales and operating income of $61.9 million and $6.1 million, respectively, in 2002.

Sales increased approximately 16 percent over the prior year principally due to favorable foreign currency rates. Excluding the favorable impact of foreign currency, sales were comparable as higher volumes of Wolman® E and Tanalith® E (CCA-alternative products) and higher coatings volumes were offset by lower volumes of traditional CCA products. Operating income was lower than prior year due to on-going legal defense expenses associated with CCA product related lawsuits and higher new product launch costs associated with CCA-alternative preservatives.

Performance Products

Performance Products reported sales of $28.7 million and an operating loss of $1.5 million compared with sales and operating income of $31.1 million and $0.3 million, respectively, in 2002. Sales were lower than prior year due to reduced Latin American sales, the withdrawal from a Middle Eastern market and lower propylene glycol sales in North America, partially offset by higher polyol volumes. Operating results decreased due to the lower sales and higher raw material and energy costs, partially offset by lower selling and administration expenses resulting from cost-reduction initiatives.

Other Specialty Products

Other Specialty Products reported sales of $19.4 million and operating income of $2.0 million compared with sales and operating income of $20.6 million and $2.7 million, respectively, in 2002.

Hydrazine sales decreased approximately nine percent due to lower hydrate volumes, partly offset by higher propellant volumes and higher hydrate pricing. Operating income was lower than prior year primarily due to the lower sales and higher raw material costs.

Sulfuric acid sales were comparable to last year as higher volumes were offset by an unfavorable product mix. Operating income improved slightly from last year due to lower operating costs principally related to the plant maintenance outages in 2002, partly offset by higher raw material costs. This business was sold in July 2003; see Strategic Initiatives for additional information.

Interest Expense

Interest expense, net was lower than prior year due to lower interest rates, partially offset by higher debt levels.

In June 2003, the Company entered into a new senior revolving credit facility. This $210 million facility matures in June 2006 and replaces its $65 million facility, which expired on June 20, 2003, and a $125 million facility that was scheduled to expire in January 2004.

Restructuring

Second quarter 2003 includes a restructuring charge of $1.4 million for headcount reductions related to the other specialty products and performance products segments. The headcount reductions are due to the reorganization related to the sale of the sulfuric acid business and the temporary idling of the Company’s hydrazine hydrate plant in Lake Charles, Louisiana.

Discontinued Operations

Discontinued operations reflect the results of operations of the Hickson organics Castleford business and interest allocated to this business. The organics business reported sales of $16.2 million and a net loss of $2.4 million compared with sales of $11.5 million and a net loss of $0.4 million in 2002. Excluding the favorable effect of foreign exchange (approximately

14 percent), sales increased 27 percent from the prior year due to new product launches for contract manufacturing, partially offset by lower sales in the Fine Chemical market. The second quarter 2003 includes an impairment charge of $4.0 million to adjust the net asset value based on current market conditions. Excluding the impairment charge, operating results increased due to the higher sales, favorable product mix and savings from cost-reduction initiatives.

Strategic Initiatives

On July 2, 2003, the Company completed the sale of substantially all of the net assets of its sulfuric acid business to Peak Sulfur, Inc. Proceeds from the sale were approximately $48 million and a pretax gain of approximately $27 million will be realized in the third quarter of 2003. The business had sales and operating income for the six months ended June 30, 2003 and 2002 of $17.5 million and $1.7 million, and $17.4 million and $1.2 million, respectively.

The Company has reached an agreement to purchase the remaining 50 percent share of Aquachlor (Proprietary) Limited in South Africa from its joint venture partner Sentrachem Limited for approximately $6 million. The transaction is subject to regulatory approval, which is expected within the next week. The plant produces calcium hypochlorite, which it markets under the HTH® brand for use in residential and commercial swimming pools. Annual sales of this entity for the year-ended December 31, 2002 were approximately $20 million.

Mr. Campbell commented, “These strategic actions are consistent with our strategy to focus our business portfolio and to redeploy resources to pursue growth opportunities in our two key growth platforms, Treatment Products and Microelectronic Materials. Together with our new senior revolving credit facility, we have even greater resources to accelerate growth in these core areas.”

2003 Outlook

The Company anticipates earnings per share in the third quarter to be in the $0.05 range, compared to $0.08 earned in the prior-year quarter, excluding the results of the Hickson organics Castleford business. For the full-year 2003, earnings per share, excluding the results of the Hickson organics Castleford business and special items, are now expected to be in the $0.65 range, which is at the low-end of our earlier guidance, principally due to continued poor operating results of the performance products business and a slower than expected recovery in the microelectronics industry. Depreciation and amortization is estimated to be approximately $55 million. Capital spending is anticipated to be in the $30 to $35 million range.

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch

Headquartered in Norwalk, CT, Arch Chemicals, Inc. is a global specialty chemicals company with approximately $1 billion in annual sales. Together with its subsidiaries, Arch has 3,000 employees and manufacturing facilities in North America, South America, Europe, Asia and Africa. Arch and its subsidiaries have leadership positions in its four segments — Microelectronic Materials, Treatment Products, Performance Products and Other Specialty Products — where they serve world leaders with forward-looking solutions to meet their chemical needs. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ second quarter 2003 earnings conference call on Thursday, July 31, 2003 at 1:00 p.m. (ET) at http://www.archchemicals.com.

•	If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (800) 838-4403 in the United States or (973) 317-5319 outside the United States.

•	A telephone replay will be available from 2:00 p.m. on Thursday, July 31, 2003 until 6:00 p.m. (ET) on Wednesday, August 6, 2003. The replay number is (800) 428-6051, passcode 299682; from outside the United States, please call (973) 709-2089, passcode 299682.

# # #

Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, estimates and projections about the markets and economy in which Arch and its various businesses operate. Words such as

“anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets,” “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; lack of economic recovery in 2003 in the U.S.; lack of moderate growth or recession in European economies; increases in interest rates; economic conditions in Asia; worsening economic and political conditions in Venezuela; strengthening of the U.S. dollar against foreign currencies; customer acceptance of new products; efficacy of new technology; changes in U.S. laws and regulations; increased competitive and/or customer pressure; the Company’s ability to maintain chemical price increases; higher-than-expected raw material costs for certain chemical product lines; increased foreign competition in the calcium hypochlorite markets; lack of continued recovery in the semiconductor industry; unfavorable court, arbitration or jury decisions; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; unsuccessful entry into new markets for electronic chemicals; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or company plants; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; gains or losses on derivative instruments; and the inability of the Company to sell the Hickson organics Castleford, England operation or to sell it at its desired price.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Income (a)

(In millions, except per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2003	2002	2003	2002
Sales	$317.8	$296.2	$550.3	$507.3
Cost of Goods Sold	225.0	204.6	392.5	357.5
Selling and Administration	62.3	59.7	115.0	106.8
Amortization of Intangibles	0.5	1.6	1.1	2.6
Research and Development	5.9	5.8	11.6	11.6
Equity In (Earnings) of Affiliated Companies	(2.2)	(1.4)	(4.1)	(2.0)
Restructuring (b)	1.4	—	0.6	7.6

Income from Continuing Operations Before Interest, Taxes and Cumulative Effect of Accounting Change	24.9	25.9	33.6	23.2
Interest Expense, net	4.3	5.0	8.4	8.2

Income from Continuing Operations Before Taxes and Cumulative Effect of Accounting Change	20.6	20.9	25.2	15.0
Income Tax Provision	7.3	7.5	9.0	5.2

Income from Continuing Operations Before Cumulative Effect of Accounting Change	13.3	13.4	16.2	9.8
Loss from Discontinued Operations, net of tax (c)	(2.4)	(0.4)	(3.5)	(2.7)
Loss on Sale of DanChem, net of tax (d)	—	—	—	(1.5)
Cumulative Effect of Accounting Change, net of tax (e)	—	—	(0.4)	—

Net Income	$10.9	$13.0	$12.3	$5.6

Basic Income (Loss) Per Share:
Continuing Operations Before Cumulative Effect of Accounting Change	$0.59	$0.60	$0.72	$0.44
Discontinued Operations (c)	(0.11)	(0.02)	(0.16)	(0.12)
Sale of DanChem (d)	—	—	—	(0.07)
Cumulative Effect of Accounting Change (e)	—	—	(0.02)	—

Basic Income Per Share	$0.48	$0.58	$0.54	$0.25

Diluted Income (Loss) Per Share:
Continuing Operations Before Cumulative Effect of Accounting Change	$0.59	$0.59	$0.72	$0.43
Discontinued Operations (c)	(0.11)	(0.01)	(0.16)	(0.11)
Sale of DanChem (d)	—	—	—	(0.07)
Cumulative Effect of Accounting Change (e)	—	—	(0.02)	—

Diluted Income Per Share	$0.48	$0.58	$0.54	$0.25

Weighted Average Common Stock Outstanding—Basic	22.6	22.4	22.6	22.4
Weighted Average Common Stock Outstanding—Diluted	22.6	22.6	22.6	22.6

Adjusted EBITDA (f)	$43.7	$40.7	$63.6	$59.1

(a)	Unaudited.

(b)	Restructuring for the three months ended June 30, 2003 represents severance costs of $1.4 million for headcount reductions related to the other specialty and performance products segments. Additionally, year-to-date 2003 includes severance costs of $1.1 million for additional headcount reductions associated with a revision to the 2002 organizational restructuring program, offset by a reduction of the prior years' restructuring reserves of $1.9 million. Restructuring for 2002 includes employee-related costs for headcount reductions in the microelectronic materials, treatment products and performance products segments and expenses related to the consolidation of several treatment products operations.

(c)	Represents the results of operations, net of tax, including allocated interest expense of the Hickson Organics division. The three and six months ended June 30, 2003 also include an impairment charge of $4.0 million.

(d)	In March 2002, the Company sold the organics operation located in Danville, Virginia for approximately $25 million.

(e)	Reflects the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations.”

(f)	Represents earnings before interest, taxes, depreciation and amortization, excludes restructuring, cumulative effect of accounting change and unremitted earnings of 50% or less owned affiliates and includes the operating results of the Hickson organics division. A table reconciling Adjusted EBITDA to the GAAP measure that the Company believes to be most directly comparable, income from continuing operations before cumulative effect of accounting change, is included in an accompanying schedule to this press release.

Arch Chemicals, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

	June 30, 2003 (a)	December 31, 2002
Assets:
Cash & Cash Equivalents	$15.0	$12.2
Accounts Receivable, Net (b)	143.6	95.5
Short-Term Investment (b)	34.9	17.9
Inventories, Net	141.6	145.6
Other Current Assets	34.7	33.2
Assets Held For Sale	37.1	35.6

Total Current Assets	406.9	340.0
Investments and Advances—Affiliated Companies at Equity	29.8	28.5
Property, Plant and Equipment, Net	305.1	319.9
Goodwill	136.7	135.9
Other Intangibles	63.4	63.7
Other Assets	49.5	51.1

Total Assets	$991.4	$939.1

Liabilities and Shareholders’ Equity:
Short-Term Borrowings	$1.5	$2.4
Accounts Payable	152.8	134.1
Accrued Liabilities	92.7	88.7
Liabilities Associated with Assets Held For Sale	11.3	12.9

Total Current Liabilities	258.3	238.1
Long-Term Debt	235.8	220.8
Other Liabilities	152.0	150.2

Total Liabilities	646.1	609.1
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
22.5 Shares Issued and Outstanding (22.4 in 2002)	22.5	22.4
Additional Paid-in Capital	402.1	410.2
Retained Earnings (Deficit)	2.8	(9.5)
Accumulated Other Comprehensive Loss (c)	(82.1)	(93.1)

Total Shareholders’ Equity	345.3	330.0

Total Liabilities and Shareholders’ Equity	$991.4	$939.1

(a)	Unaudited.

(b)	The Company sells certain accounts receivable through an accounts receivable securitization program entered into in March 2002. See Form 10-K for additional information. As a result, accounts receivable have been reduced, the Company's undivided interest in such receivables has been reflected as a short-term investment and proceeds from the sales were used to pay down debt.

(c)	Includes a cumulative minimum pension liability adjustment of $61.3 million.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Cash Flows (a)

(In millions)

Six Months Ended June 30,	2003	2002
Operating Activities:
Net Income	$12.3	$5.6
Adjustments to Reconcile Net Income to Net Cash and Cash Equivalents Provided by Operating Activities:
Loss from Discontinued Operations	3.5	2.7
Loss on Sale of DanChem	—	1.5
Cumulative Effect of Accounting Change	0.4	—
Equity in Earnings of Affiliates	(4.1)	(2.0)
Depreciation	26.4	25.5
Amortization of Intangibles	1.1	2.6
Deferred Taxes	—	6.1
Restructuring	0.6	7.6
Restructuring Payments	(3.1)	(4.1)
Changes in Assets and Liabilities, Net of Sale of Business:
Sale of Accounts Receivable	28.7	71.8
Receivables	(92.6)	(70.3)
Inventories	7.4	(2.7)
Other Current Assets	(1.4)	(2.0)
Accounts Payable and Accrued Liabilities	22.4	42.5
Noncurrent Liabilities	(1.0)	3.1
Other Operating Activities	12.2	2.8

Net Operating Activities from Continuing Operations	12.8	90.7
Change in Net Assets Held for Sale	(6.4)	(8.3)

Net Operating Activities	6.4	82.4

Investing Activities:
Capital Expenditures	(9.0)	(17.1)
Proceeds From Sale of Business	—	25.0
Other Investing Activities	1.1	0.1

Net Investing Activities	(7.9)	8.0

Financing Activities:
Long-Term Debt Borrowings (Repayments), net	14.4	(65.2)
Short-Term Borrowings (Repayments), net	(0.9)	(224.5)
Issuance of Unsecured Senior Notes	—	211.0
Dividends Paid	(9.0)	(8.9)
Other Financing Activities	(0.5)	2.7

Net Financing Activities	4.0	(84.9)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.3	(0.2)

Net Increase in Cash and Cash Equivalents	2.8	5.3
Cash and Cash Equivalents, Beginning of Year	12.2	4.0

Cash and Cash Equivalents, End of Period	$15.0	$9.3

(a) Unaudited.

Arch Chemicals, Inc.

Segment Information (a)

(In millions)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2003	2002	2003	2002
Sales:
Microelectronic Materials	$37.6	$35.8	$72.5	$68.0
Treatment Products:
— HTH Water Products	122.5	114.8	175.1	163.3
— Personal Care and Industrial Biocides	37.5	32.0	75.8	61.4
— Wood Protection and Industrial Coatings	72.1	61.9	132.0	114.6

Total Treatment Products	232.1	208.7	382.9	339.3
Performance Products	28.7	31.1	58.9	62.6
Other Specialty Products	19.4	20.6	36.0	37.4

Total Sales	$317.8	$296.2	$550.3	$507.3

Operating Income (Loss) (b):
Microelectronic Materials	$—	$(2.4)	$(0.5)	$(6.7)
Treatment Products:
— HTH Water Products	18.1	15.3	21.5	20.0
— Personal Care and Industrial Biocides	7.1	7.2	14.9	13.5
— Wood Protection and Industrial Coatings	4.1	6.1	6.3	8.4

Total Treatment Products	29.3	28.6	42.7	41.9
Performance Products	(1.5)	0.3	(3.9)	(1.3)
Other Specialty Products	2.0	2.7	2.6	4.1

	29.8	29.2	40.9	38.0

General Corporate Expenses (c)	(3.5)	(3.3)	(6.7)	(7.2)

Total Segment Operating Income before Restructuring	26.3	25.9	34.2	30.8
Restructuring	(1.4)	—	(0.6)	(7.6)

Total Operating Income	$24.9	$25.9	$33.6	$23.2

(a)	Unaudited.

(b)	Includes equity in earnings (losses) of affiliated companies.

(c)	Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company's accounts receivable securitization program.

Arch Chemicals, Inc.

Reconciliation of GAAP to Non-GAAP Information (Unaudited):

(In millions, except per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2003	2002	2003	2002
The following table reconciles income and basic and diluted income per share from continuing operations before cumulative effect of accounting change to income and basic and diluted income per share from continuing operations before cumulative effect of accounting change and restructuring:

Income from Continuing Operations Before Cumulative Effect of Accounting Change	$13.3	$13.4	$16.2	$9.8
Add (deduct): Restructuring, net of tax	0.8	—	0.3	4.7

Income from Continuing Operations Before Cumulative Effect of Accounting Change and Restructuring	$14.1	$13.4	$16.5	$14.5

Basic Income (Loss) Per Share:
Income from Continuing Operations Before Cumulative Effect of Accounting Change	$0.59	$0.60	$0.72	$0.44
Add (deduct): Restructuring, net of tax	0.03	—	0.01	0.21

Basic Income Per Share from Continuing Operations Before Cumulative Effect of Accounting Change and Restructuring	$0.62	$0.60	$0.73	$0.65

Diluted Income (Loss) Per Share:
Income from Continuing Operations Before Cumulative Effect of Accounting Change	$0.59	$0.59	$0.72	$0.43
Add (deduct): Restructuring, net of tax	0.03	—	0.01	0.21

Diluted Income Per Share from Continuing Operations Before Cumulative Effect of Accounting Change and Restructuring	$0.62	$0.59	$0.73	$0.64

Weighted Average Common Stock Outstanding—Basic	22.6	22.4	22.6	22.4
Weighted Average Common Stock Outstanding—Diluted	22.6	22.6	22.6	22.6

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2003	2002	2003	2002
Adjusted EBITDA:
Income from Continuing Operations Before Cumulative Effect of Accounting Change	$13.3	$13.4	$16.2	$9.8
Add (deduct):
Interest Expense, net	4.3	5.0	8.4	8.2
Income Tax Provision	7.3	7.5	9.0	5.2
Depreciation and Amortization	13.9	14.6	27.5	28.1
Dividends from Affiliated Companies	4.0	2.8	5.2	3.1
Equity In (Earnings) of Affiliated Companies	(2.2)	(1.4)	(4.1)	(2.0)
Restructuring	1.4	—	0.6	7.6
Organics Adjusted EBITDA (a)	1.7	(1.2)	0.8	(0.9)

Adjusted EBITDA	$43.7	$40.7	$63.6	$59.1

(a) Organics Adjusted EBITDA is calculated as follows:
Loss from Discontinued Operations, net of tax	$(2.4)	$(0.4)	$(3.5)	$(2.7)
Add (deduct):
Restructuring	(0.1)	—	(0.1)	0.6
Impairment	4.0	—	4.0	—
Reserve for Hickson & Welch Estimated Losses (b)	—	—	—	1.4
Hickson and Welch Losses offset against reserve	—	(1.2)	—	(1.2)
Interest Expense, net	0.3	0.5	0.6	1.0
Income Tax Provision	(0.1)	(0.1)	(0.2)	—

Organics Adjusted EBITDA	$1.7	$(1.2)	$0.8	$(0.9)

(b)	In accordance with APB No. 16, the Company estimated the net future results of operations through the third quarter 2002.